Exhibit 99.1
Reynolds American Capital Investment
Plan
Financial Statements and Supplemental Schedule
December 31, 2008 and 2007
(with Report of Independent Registered Public Accounting Firm Thereon)

Reynolds American Capital Investment Plan
Table of Contents

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2008 and 2007	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2008 and 2007	3

Notes to Financial Statements	4-14

Supplemental Schedule — Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2008	15-20
Note: Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm
RAI Employee Benefits Committee of Reynolds American Capital Investment Plan:
We have audited the accompanying statements of net assets available for benefits of Reynolds American Capital Investment Plan, referred to as the Plan, as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in its net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.
As discussed in Note 5 to the financial statements, the Plan adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, effective January 1, 2008.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the accompanying Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ KPMG LLP
Greensboro, North Carolina
June 22, 2009

Reynolds American Capital Investment Plan
Statements of Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007
Assets:
Investments, at fair value — plan interest in Master Trust (notes 1, 2, 3 and 4)	$—	$1,752,200,788
Investments, at fair value (notes 1, 2, 3 and 4)
Cash and cash equivalents	40,995,805	—
Reynolds Stock Fund	65,007,453	—
Equity (Common & Preferred Stock)	9,698,483	—
Mutual Funds	463,631,779	—
Corporate Bonds	5,196	—
U.S. Government Securities	103,656	—
Common/Collective trust funds	82,314,960	—
Investment contracts with insurance companies	611,343,152	—
Wrapper contracts	2,586,045	—
Other	885	—

Total investments	1,275,687,414	1,752,200,788

Loans to participants	16,260,129	17,512,724

Investment income receivable	1,341,578	1,312,917

Total assets	1,293,289,121	1,771,026,429

Liabilities:
Accrued administrative expenses	931,177	597,402
Due to broker for securities purchased	2,339,597	416,632

Total liabilities	3,270,774	1,014,034

Net assets available for benefits before adjustment for fully benefit- responsive investment contracts	1,290,018,347	1,770,012,395

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	35,897,285	6,284,177

Net assets available for benefits	$1,325,915,632	$1,776,296,572

See accompanying notes to financial statements.

Reynolds American Capital Investment Plan
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2008 and 2007

	2008	2007
Investment income (loss) (notes 1, 2, 3 and 4)
Investment income (loss) — plan interest in Master Trust	$(86,584,032)	$101,179,649
Net depreciation in fair value of investments	(255,916,084)	—
Interest and dividends	23,642,620	—

Total investment income (loss)	(318,857,496)	101,179,649

Interest income on participant loans	1,316,237	2,826,698

Contributions:
Employer contributions	33,401,181	36,422,487
Participant contributions	36,910,742	41,566,857
Participant rollover contributions	1,487,851	—

Total contributions	71,799,774	77,989,344

	(245,741,485)	181,995,691

Deductions:
Benefits paid to participants	203,256,959	212,769,951
Administrative expenses	1,382,496	1,269,430

Total deductions	204,639,455	214,039,381

Net decrease in net assets available for benefits prior to transfers to and from other plans	(450,380,940)	(32,043,690)

Net transfers from other plans (note 1)	—	1,274,065

Net transfers to other plan (note 1)	—	(606,745)

Net decrease in net assets available for benefits	(450,380,940)	(31,376,370)

Net assets available for benefits at beginning of year	1,776,296,572	1,807,672,942

Net assets available for benefits at end of year	$1,325,915,632	$1,776,296,572

See accompanying notes to financial statements.

Reynolds American Capital Investment Plan
Notes to Financial Statements
December 31, 2008 and 2007
(1)	Plan Description
The following brief description of the Reynolds American Capital Investment Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.
(a) General
The Plan is a voluntary defined contribution retirement plan for eligible employees of Reynolds American Inc., referred to as RAI or the Company, and participating subsidiaries. All eligible employees become participants unless they elect not to participate. RAI is the Plan Sponsor. The RAI Employee Benefits Committee controls and manages the operation and administration of the Plan. Fidelity Investments Institutional Operations Company, Inc., referred to as “Fidelity Operations” or “Recordkeeper” serves as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.
On December 29, 2006, the RAI Employee Benefits Committee amended the Plan to allow participation by the members of the Conwood Executive Department effective January 1, 2007.
Effective January 1, 2007, the RAI Employee Benefits Committee amended the Plan to permit participants to make contributions to the Plan in fractional increments and to allow dividends paid on shares of Reynolds American common stock held in the Reynolds Stock Fund to be paid to participants in cash or retained by the Plan’s trustee in the Reynolds Stock Fund and used to allocate additional units of such fund to the accounts of participants who have elected to have dividends reinvested. Participants who invest in the Reynolds Stock Fund have the right to vote as a shareholder for the shares of Reynolds American common stock that are allocated to their account.
During 2007, $1,274,065 of assets were transferred to the Plan due to transfers of personnel from subsidiaries of the Company which have their own defined contribution retirement plans. In addition, $606,745 of Plan assets were transferred from the Plan due to certain Plan participants being transferred to a Company subsidiary which has its own defined contribution retirement plan.
Effective January 1, 2008, the RAI Employee Benefits Committee amended the Plan to (i) provide for participation in the Plan of employees of RAI International, Inc. and the Lane Executive Department, and (ii) revise the matching and retirement enhancement contribution percentages for employees who transfer to RAI from an operating company and become eligible to participate in the Plan.
Effective August 28, 2008, Fidelity Management Trust Company (referred to as “Fidelity” or “Trustee”) was appointed as the Trustee of the Plan, replacing Citibank, N.A. (referred to as “Citibank” or “former Trustee”). Prior to August 28, 2008, the Plan’s assets were held by Citibank in the Reynolds American Defined Contribution Master Trust, referred to as the Master Trust (note (1b)). The trust established at Fidelity, titled the Reynolds American Capital Investment Plan Trust, is not characterized as a master trust, in that it is designed to hold only the assets of the Plan.

(b) Interest in Master Trust
The Plan’s investments as of December 31, 2007 were in the Master Trust, which was established for the investment of assets of the Plan and several other company sponsored plans. Since May 2000, the Plan had been the only plan with assets in the Master Trust and the former Trustee, Citibank, held the assets of the Master Trust. With the dissolution of the Master Trust as of August 28, 2008, the Plan no longer holds an interest in a Master Trust.
(c) Contributions
Each year, participants may make basic contributions, including Roth 401(k) contributions, of up to 6% of pre-tax annual compensation, as defined in the Plan document. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 50% of compensation, including the basic contribution. Participants who have attained age 50 before the end of a calendar year may make additional catch-up contributions of 1% to 25% of compensation. The Company or participating subsidiaries contribute an amount equal to 50% of basic contributions made by participants hired prior to January 1, 2004, and 100% of basic contributions made by participants hired on or after January 1, 2004. In addition, the Company or participating subsidiaries make Retirement Enhancement Contributions to accounts of eligible participants equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s age and years of service as of January 1, 2006. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution retirement plans. Contributions are subject to certain Internal Revenue Code limitations.
(d) Participant Accounts
Each participant’s account is credited with the participant’s contributions and allocations of the Company or participating subsidiaries’ contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
(e) Vesting
Participants are immediately vested in their contributions and actual earnings thereon. Vesting in Company or participating subsidiaries’ matching contributions and, effective January 1, 2006, the Retirement Enhancement Contribution, occurs upon the earlier of the completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies or upon the occurrence of certain events as defined in the Plan document.
(f) Investment Options
Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct his or her employee contributions in 1% increments or, effective January 1, 2007, in fractional increments in any of fifteen investment fund options, or in a self-directed brokerage account managed by Fidelity. Participants may change or transfer their investment options at any time via telephone or a secure Internet website.

(g) Loans to Participants
Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000 and limited by certain restrictions in the Plan document. Loan terms shall not be for more than five years, except that certain loans previously transferred from other plans shall continue in effect until paid off or defaulted under the terms of the loan instruments. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions.
(h) Payment of Benefits
Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or, if elected by the participant, monthly installments calculated in accordance with rules set forth in the Plan. Partial lump-sum distributions are also available after termination of service.
(i) Expenses
Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Trust.
(j) Forfeitures
Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. For the years ended December 31, 2008 and 2007, employer contributions were reduced by $135,000 and $92,254, respectively, by forfeited nonvested accounts. At December 31, 2008 and 2007, forfeited nonvested accounts totaled $112,693 and $56,590, respectively.
(k) Impact of New Accounting Pronouncements and Interpretations
In September 2006, the Financial Accounting Standards Board, referred to as FASB, issued Statement of Accounting Standard No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies only to fair value measurements already required or permitted by other accounting standards and does not impose requirement for additional fair value measures. SFAS 157 was issued to increase consistency and comparability in reporting fair values. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The plan adopted the provisions of SFAS 157 effective January 1, 2008. Other than expanded disclosure, the adoption of SFAS 157 had no impact on the plan’s financial statements.
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for uncertainties in tax positions and requires that the Plan recognize in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Plan adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 had no impact on the plan’s financial statements.

(2)	Summary of Significant Accounting Policies
(a) Basis of Accounting
The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.
As described in Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, referred to as the FSP, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.
(b) Investment Valuation and Income Recognition
Investments are valued at fair value. See note 5 for discussion of fair value measurement. The Plan has entered into a pooled separate account and various benefit-responsive investment contracts with investment and insurance companies, which maintain the contributions in general accounts. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value after adjustments from fair value as reported to the Plan by the investment and insurance companies. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was 3.69% and 5.12% for the years ended December 31, 2008 and 2007, respectively. The contract rates ranged from 0.55% to 8.1% and 3.01% to 7.58% at December 31, 2008 and 2007, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than certain percentages.
Certain events limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the Plan documents, including complete or partial Plan termination or merger with another plan; (ii) changes to Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the Plan Sponsor or other Plan Sponsor events, e.g. divestitures or spin-offs of a subsidiary, which cause a significant withdrawal from the Plan or (iv) the failure of the Trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.
The guaranteed investment contract does not permit the insurance company to terminate the agreement prior to the scheduled maturity date.

As of December 31, 2008

	Major
	Credit	Investments	Investments at	Wrapper	Adjustment to
	Ratings	at Fair Value	Contract Value	Contracts	Contract Value
Synthetic Guaranteed Investment Contracts:
AIG	A-/A3	$50,376,092	$50,106,760	$230,434	$269,332
Bank of America	A+/Aa2	8,184,122	8,077,621	23,426	106,501
Bank of America	A+/Aa2	3,033,871	3,506,994	32,846	(473,123)
Chase	A+/Aa2	18,543,204	20,002,766	62,298	(1,459,562)
JPMorgan	A+/Aa2	2,019,919	1,969,909	5,830	50,010
JPMorgan	A+/Aa2	2,634,013	2,602,281	10,245	31,732
Monumental/Aegon	AA/Aa3	28,553,219	31,526,529	140,836	(2,973,310)
Rabobank	AAA/Aaa	41,180,276	45,614,745	224,610	(4,434,469)
Royal Bank of Canada	AA-/Aaa	45,864,856	55,230,559	192,572	(9,365,703)
State Street	AA-/Aa3	49,077,205	54,123,979	140,113	(5,046,774)
UBS AG	A+/Aa2	18,838,723	20,223,452	124,306	(1,384,729)
Bank of America	A+/Aa2	46,741,381	49,556,220	205,920	(2,814,839)
CDCIXIS Asset Management	A+/Aa3	46,741,381	49,590,085	205,920	(2,848,704)
JPMorgan	A+/Aa2	46,741,381	49,523,208	205,920	(2,781,827)
Monumental/Aegon	AA/Aa3	46,741,381	49,646,218	205,920	(2,904,837)
UBSAG	A+/Aa2	46,741,381	49,571,412	205,920	(2,830,031)
Bank of America	A+/Aa2	33,380,538	32,153,069	211,101	1,227,469
Monumental/Aegon	AA/Aa3	33,380,537	32,052,062	157,828	1,328,475

		568,773,480	605,077,869	2,586,045	(36,304,389)

Guaranteed Investment Contracts:
ING	AA/Aa2	7,890,767	7,858,437	—	32,330
John Hancock	AA+/Aa3	3,205,173	3,166,663	—	38,510
New York Life	AAA/Aaa	5,169,818	5,093,505	—	76,313
New York Life	AAA/Aaa	5,180,819	5,097,166	—	83,653
Prudential Life	AA-/A2	4,789,657	4,715,680	—	73,977
United of Omaha	AA-/Aa3	5,894,342	5,792,021	—	102,321

		32,130,576	31,723,472	—	407,104

		$600,904,056	$636,801,341	$2,586,045	$(35,897,285)

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
(c) Valuation of Loans to Participants
Loans to participants are valued at amortized cost plus accrued interest which approximates fair value.
(d) Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

(e) Payment of Benefits

Benefits are recorded when paid.

(3)	Master Trust

The Plan’s interest in the net assets of the Master Trust was 100% at December 31, 2007. The Plan’s interest in investment income or loss of the Master Trust was 100% for the period January 1, 2008 through August 28, 2008 and for the year ended December 31, 2007 (note 1a).

Investments and investment income for the Master Trust were:

	December 31,	December 31,
	2008	2007
Investments:
At fair value:
C.E.B.T. Liquid Reserve Fund	$—	$22,001,369
Reynolds Stock Fund	—	91,391,933
Charles Schwab Personal Choice Retirement Account	—	16,677
Fidelity Brokerage Link	—	30,358,627
Mutual Funds	—	967,230,213
Investment Contracts with Insurance Companies	—	623,721,623
Pooled Separate Account	—	17,480,346

	—	1,752,200,788

Adjustment from fair value to contract value for fully benefit- responsive investment contracts	—	6,284,177

Total investments	$—	$1,758,484,965

	Period Ended	Year Ended
	August 28,	December 31,
	2008	2007
Investment income:
Net appreciation in fair value of investments:
Reynolds Stock Fund	$(18,656,214)	$1,795,945
Fidelity Brokerage Link	(3,572,480)	396,826
Common/Collective Trust Funds	(13,340,339)	8,678,672
Mutual Funds	(81,789,150)	32,684,188

	(117,358,183)	43,555,631
Interest and dividend income	30,774,151	57,624,018

Total investment income	$(86,584,032)	$101,179,649

(4)	Investments

The following table presents investments that represent 5% or more of the Plan’s net assets as of December 31, 2008 (note 1a):

2008
Vanguard Total Stock (6,323,748 shares, at fair value)	$124,451,356
Interest Income Fund (286,604,828 shares, at contract value)	678,966,482
During 2008 the Plan’s investments, including gains and losses on investments bought and sold, as well as held during the year appreciated (depreciated) in value as follows:

Year Ended
December 31,
2008
Reynolds Stock Fund	$(21,010,308)

Fidelity Brokerage Link	(8,134,678)

Mutual Funds	(191,751,400)

Investment Contracts with Insurance Companies	(459,750)

Common/Collective Trust Funds	(34,559,948)

Net depreciation in fair value of investments	$(255,916,084)

(5)	Fair Value Measurement

SFAS No. 157 provides a definition of fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements, SFAS No. 157 establishes a fair value hierarchy that distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The levels of the fair value hierarchy established by SFAS No. 157 are:
Level 1:	inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2:	inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3:	inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

Investments carried at fair value as of December 31, 2008, were as follows:

	Level 1	Level 2	Level 3	Total
Mutual Funds	$463,631,779	$—	$—	$463,631,779
Money Market Funds	38,333,487	—	—	38,333,487
Common Stock	9,689,349	—	—	9,689,349
Certificates of Deposit	2,645,725	—	—	2,645,725
U.S. Government Securities	103,656	—	—	103,656
Synthetic Investment Contracts	—	566,187,435	—	566,187,435
Common/Collective Trusts Funds	—	82,314,960	—	82,314,960
Reynolds Stock Fund	—	65,007,453	—	65,007,453
Pooled Separate Account	—	13,025,141	—	13,025,141
Guaranteed Investment Contracts	—	—	32,130,576	32,130,576
Wrapper Contracts	—	—	2,586,045	2,586,045
Other	31,808	—	—	31,808

Total investments at fair value	$514,435,804	$726,534,989	$34,716,621	$1,275,687,414

Following is a description of the valuation methodologies used for assets measured at fair value:

Money market funds, U.S. government securities, common stock: Valued at the closing price reported on the active market on which the individual securities are traded.

Mutual funds: Mutual funds are valued using the Net Asset Value (NAV) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. Mutual fund NAVs are quoted in an active market.

Common/Collective Trust funds: These funds are valued using the Net Asset Value (NAV) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active.

Reynolds stock fund: The fund is tracked on a unitized basis. The fund consists of Reynolds American Inc. common stock and funds held in a Fidelity money market fund sufficient to meet the fund’s daily cash needs and other miscellaneous assets and liabilities. Unitizing the fund allows for daily trades. The fair value of a unit is based on the combined fair value of RAI common stock (closing price in an active market on which the securities are traded), the net asset value of the money market fund, and other miscellaneous assets and liabilities held by the fund at year-end.

Pooled separate account: Valued using the Net Asset Value (NAV) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding.

Synthetic investment contracts/Wrapper contracts: Synthetic investment contracts consisted of a fixed income investment portfolio that invests in U.S. domestic fixed income securities (bonds) and a “wrap contract” issued by high-quality financial institutions. The fair values of these investment contracts are based on discounting related cash flows utilizing current yields of similar investments with comparable durations considering the credit worthiness of the issuers.

Guaranteed investment contracts: Valued at the fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations.

The following table sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended December 31, 2008.

	Level 3
	Guaranteed	Wrapper
	Investment Contracts	Contracts
Balance, beginning of year	$37,368,821	$1,447,309
Realized gains/(losses)	—	—
Unrealized gains/(losses) related to instruments still held at reporting date	(632,738)	1,138,736
Purchases, sales, issuances and settlements (net)	(4,605,507)	—

Balance, end of year	$32,130,576	$2,586,045

(6)	Related Party Transactions

Certain investments, within the C.E.B.T. Liquid Reserve Fund, are shares of funds managed by Citibank, the former trustee of the Plan. Citibank was the trustee until August 28, 2008 as defined by the Plan and, therefore, those transactions qualified as party-in-interest transactions. Administrative fees paid to Citibank for the years ended December 31, 2008 and 2007 were $154,512 and $240,006, respectively.

The Reynolds Stock Fund is provided as an investment option for participants in the Plan. As RAI is the Plan Sponsor, these transactions qualify as party-in-interest transactions. Reynolds Stock Fund dividends for the years ended December 31, 2008 and 2007 were $5,203,227 and $5,073,526, respectively. The fund held 1,612,688 shares at $40.31 per share as of December 31, 2008 and 1,385,566 shares at $65.96 per share as of December 31, 2007.
(7)	Income Tax Status
The Plan obtained its latest determination letter dated June 11, 2003, in which the Internal Revenue Service stated that the Plan’s design was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

(8)	Plan Termination

Although it has not expressed any intent to do so, the RAI Employee Benefits Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, the Plan provides that the net assets are to be distributed to participating employees in amounts equal to their respective interests in such assets.

(9)	Contingency

On May 13, 2002, a participant in the Plan filed a lawsuit in United States District Court, Middle District of North Carolina, naming R. J. Reynolds Tobacco Company, the RJR Employee Benefits Committee, and the RJR Pension Investment Committee as defendants in the lawsuit, alleging that each acted as a fiduciary of the Plan. The lawsuit claims that, following the spin-off of the Company by RJR Nabisco Holdings Corp. in June 1999, each defendant breached its fiduciary duty to Plan participants under ERISA by (i) eliminating the Nabisco Group Holdings (“NGH”) and Nabisco (“NA”), common stock funds as investment options under the Plan and (ii) directing the Plan to sell all NGH and NA stock by January 31, 2000. The lawsuit is filed on behalf of a purported class of Plan participants similarly situated to the plaintiff, but no class has been certified by the court. As a consequence of the alleged breach of fiduciary duty by defendants, the plaintiff claims the Plan suffered losses from the divestiture of shares of NA and NGH stock (“Nabisco stocks”). The suit seeks a recovery by the Plan of all losses resulting from the alleged breach of fiduciary duty, including lost returns on the Nabisco stocks that were divested, as well as interest and lost investment earnings on amounts awarded to the Plan, if any, by the court. Based on the relief claimed by the suit, a recovery by the Plan would be allocated on a proportional basis to the individual accounts of plaintiff and/or class members (if the court certifies a class). The defendants believe the lawsuit is without merit and intend to defend it vigorously. On July 29, 2002, defendants filed a motion to dismiss, which the court granted on December 10, 2003. On January 7, 2004, the plaintiff appealed to the United States Court of Appeals for the Fourth Circuit, which, on December 14, 2004, reversed the dismissal of the complaint and remanded the case for further proceedings. On January 20, 2005, the defendants filed a second motion to dismiss on other grounds. On February 6, 2006, the court entered an order staying the ruling on the defendants’ motion and allowing the parties to engage in limited discovery. Following the discovery period, the parties filed supplemental briefs with respect to the second motion to dismiss. The plaintiff attached to his brief a proposed amended complaint, adding factual detail obtained during discovery. Defendants opposed leave to file that amended complaint on grounds of futility. On June 6, 2006, the plaintiff filed a motion to amend the complaint to name as party defendants six individuals who were members of the Employee Benefits Committee and the Pension Investment Committee. Defendants have opposed that motion on the grounds that the statute of limitations as to those individuals had expired. On March 7, 2007, the court found that the proposed new complaint was not futile and deemed it filed as of March 7, 2007, and denied the pending motions, to dismiss and to add the individual defendants, as moot. On May 31, 2007, the court issued a ruling dismissing the Employee Benefits Committee and the Pension Investment Committee as defendants, and allowing the complaint to stand with respect to the two remaining defendants, R.J. Reynolds Tobacco Holdings, Inc. and R. J. Reynolds Tobacco Company. On June 14, 2007, the two remaining defendants filed an Answer and Affirmative Defenses in response to the allegations of the plaintiff’s second amended complaint. On June 28, 2007, the plaintiff filed a motion to amend the second amended complaint to add as defendants the individual members of the Employee Benefits Committee and the Pension Investment Committee. On March 13, 2008, the court denied this motion. On November 19, 2007, the plaintiff filed a motion for class certification, which the court granted on September 29, 2008. The district court ordered mediation, which occurred on July 10, 2008, but no resolution of the case was reached at that time. On September 18, 2008, each of the plaintiffs and the defendants filed motions for summary judgment. A decision is pending. Finally, on January 9, 2009, the defendants filed a motion to decertify the class;

that motion remains pending as well. On February 20, 2009, the defendants’ motion for judgment on the pleadings was denied. The case is scheduled for trial during the civil trial term beginning on July 6, 2009.

Litigation is subject to many uncertainties, and at this time, an evaluation of the likelihood of the outcome of this lawsuit and an estimate of the amount or range of potential recovery cannot be made. The outcome of the lawsuit, whether favorable or unfavorable to plaintiff, is not expected to have any adverse effect on the Plan’s financial position. No costs or expenses of the defense of this litigation will be paid out of, or affect, the Plan’s assets. Any recovery on behalf of the Plan will be allocated to the individual accounts of plaintiff and/or class members. Accordingly, no amounts have been recorded in the financial statements with respect to this matter.

(10)	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31,	December 31,
	2008	2007
Net assets available for benefits per the financial statements	$1,325,915,632	$1,776,296,572
Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(35,897,285)	(6,284,177)

Net assets available for benefits per the Form 5500	$1,290,018,347	$1,770,012,395

The following is a reconciliation of investment income (loss) per the financial statements for the year ended December 31, 2008 and 2007 to the Form 5500:

	2008	2007
Total investment income(loss) per the financial statements	$(318,857,496)	$101,179,649
Less: Current year adjustment from fair value to contract value for fully benefit-responsive investment contracts	(35,897,285)	(6,284,177)
Add: Prior year adjustment from fair value to contract value for fully benefit-responsive investment contracts	6,284,177	8,696,666

Total investment income (loss) per the Form 5500	$(348,470,604)	$103,592,138

(11)	Subsequent Event

On February 18, 2009, the RAI Employee Benefit Committee adopted resolutions providing that the Conwood Employee Thrift Plan, the 401(k) Retirement Savings Plan for the Employees of Lane Limited, and the SFNTC Savings Investment and Retirement Plan shall be merged into the Plan during the fourth quarter of 2009, or as soon as administratively feasible thereafter. Such resolutions also provided that Fidelity Operations would continue as the Plan’s recordkeeper following the merger, and that Fidelity would continue to serve as a the Plan’s trustee following the merger.
**********

Reynolds American Capital Investment Plan
Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2008

		Par Value or
Identity of Issue	Maturity	Number of Units	Current Value
UNITIZED COMPANY STOCK FUND
*Reynolds Stock Fund		29,232,753	$65,007,453

MUTUAL FUNDS
Vanguard Total Stock Fund		6,323,748	124,451,356
Vanguard Conservative Growth Fund		5,286,950	70,316,439
Vanguard Growth Fund		3,868,773	61,900,363
Vanguard Moderate Growth Fund		3,233,145	48,755,828
Dodge and Cox Stock Fund		545,828	40,593,220
Vanguard Total International Fund		3,498,134	37,744,863
PIMCO Total Return Fund		3,655,612	37,067,907
Vanguard Explorer Fund		392,103	15,362,589
Heartland Value Fund		470,064	11,798,617
Capital Guardian International Fund		362,621	11,368,182
Brokeragelink External Fund		3,227,687	3,227,687
Brokeragelink Unit		170,246	170,246
Brokeragelink Fidelity Fund		874,482	874,482

Total mutual funds			463,631,779

CASH MANAGEMENT ACCOUNTS
Money Market Fund
Interest Income Fund		29,140,001	29,140,001
Brokeragelink Money Market Fund		7,958,541	7,958,541
*Reynolds Stock Fund		1,199,979	1,199,979
Fidelity Retire Money Market		34,966	34,966

Total money market funds			38,333,487

Brokeragelink Certificate of Deposit		2,645,725	2,645,725

Total cash management accounts		40,979,212	40,979,212

U.S. GOVERNMENT SECURITIES
Brokeragelink Certificate of Deposit		103,656	103,656

COMMON STOCK
Brokeragelink Common Stock		9,689,349	9,689,349

COMMON/COLLECTIVE INVESTMENT TRUSTS
Intech Large Capital Growth		33,888,436	39,250,391
SSGA S&P 500 Index Fund		156,332	28,159,107
SSGA Russell 2000		875,589	14,905,462

Total common/collective investment trusts			82,314,960

		Par Value or
Identity of Issue	Maturity	Number of Units	Current Value
POOLED SEPARATE ACCOUNT
Income Plus Fund, 3.57%
Lasalle National Bank EPL	open-ended	13,025,141	13,025,141

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

AIG, Contract #180157, 5.28% (wrapper contracts)			(230,434)
Govern National Mtg Assn	open-ended	4,600,000	4,822,641
Govern National Mtg Assn	1/16/2020	6,000,000	6,064,938
Fed Home Loan Mtg Corp	open-ended	3,975,199	4,022,979
Fed Home Loan Bank	7/16/2010	3,500,000	3,666,615
Fed National Mtg Assn	open-ended	1,894,411	1,947,081
Fed Home Loan Bank	7/15/2014	6,597,849	6,832,674
Fed National Mtg Assn	open-ended	4,387,701	4,523,633
Fed Home Loan Mtg Corp	open-ended	5,770,315	6,019,875
Fed Home Loan Bank	2/18/2011	1,750,000	1,902,402
Fed National Mtg Assn	5/1/2018	2,547,373	2,629,708
Govern National Mtg Assn	open-ended	3,121,655	3,240,573
Wells Fargo Mortgage Backed Securities	open-ended	3,236,259	2,829,404
Fed Home Loan Bank	9/16/2011	1,750,000	1,873,569

			50,145,658

Bank of America, Contract #01-246, 5.23% (wrapper contracts)			(23,426)
GMAC Mortgage Corporation	open-ended	806,260	770,137
Govern National Mtg Assn	5/16/2027	4,129,477	4,233,980
Fed National Mtg Assn	open-ended	3,093,177	3,180,005

			8,160,696

Bank of America, Contract #02-079, 4.83% (wrapper contracts)			(32,846)
Structured Asset Sec Corp	3/25/2019	3,430,928	3,033,871

			3,001,025

Chase, Contract #427522, 4.56% (wrapper contracts)			(62,298)
Fed Home Loan Bank	9/16/2011	2,500,000	2,676,528
Govern National Mtg Assn	1/16/2019	5,004,323	4,994,185
Govern National Mtg Assn	2/16/2027	1,824,555	1,849,794
Govern National Mtg Assn	open-ended	4,100,000	4,244,733
International Lease Finance	9/5/2012	5,000,000	3,538,557
Govern National Mtg Assn	3/16/2020	1,229,530	1,239,407

			18,480,906

		Par Value or
Identity of Issue	Maturity	Number of Units	Current Value
JP Morgan, Contract #RJR 04A, 8.02% (wrapper contracts)			(5,830)
Govern National Mtg Assn	open-ended	2,000,526	2,019,919

			2,014,089

JP Morgan, Contract #RJR 05, 4.59% (wrapper contracts)			(10,245)
Fed National Mtg Assn	open-ended	2,607,148	2,634,013

			2,623,768

Monumental/Aegon, Contract #MDA00598TR, 4.80% (wrapper contracts)			(140,836)
Fed Home Loan Mtg Corp	open-ended	826,898	834,112
General Electric Capital Corp	9/15/2014	4,500,000	4,474,400
Fed Home Loan Bank	9/17/2010	5,000,000	5,342,882
Wells Fargo Mortgage Backed Securities	open-ended	2,679,150	2,170,473
Govern National Mtg Assn	5/16/2025	6,000,000	6,131,514
Short-term Reserves	open-ended	2,196,862	2,196,862
Wachovia Corp	10/15/2016	8,000,000	7,402,976

			28,412,383

Rabobank, Contract #RJR030301, 5.05% (wrapper contracts)			(224,610)
Fed Home Loan Mtg Corp	open-ended	3,096,983	3,174,220
Wells Fargo Mortgage Backed Securities	open-ended	7,500,000	4,088,889
ConocoPhillips	10/15/2012	3,000,000	3,020,249
Fed Home Loan Mtg Corp	open-ended	3,952,591	4,166,937
Wells Fargo	open-ended	5,033,530	4,013,665
Govern National Mtg Assn	open-ended	5,400,000	5,531,562
Govern National Mtg Assn	open-ended	7,100,000	7,340,199
Fed National Mtg Assn	open-ended	2,725,766	2,813,733
Govern National Mtg Assn	open-ended	6,058,158	6,196,710
Fed Home Loan Mtg Corp	open-ended	826,898	834,112

			40,955,666

Royal Bank of Canada, Contract #ABNRJR01, 0.55% (wrapper contracts)			(192,572)
BA Covered Bond	6/14/2012	3,800,000	3,923,490
CNH Equipment Trust	11/17/2014	3,500,000	3,240,985
GMAC Mortgage Corporation	open-ended	4,750,000	1,484,497
Americredit Automobile Rec	12/12/2012	3,800,000	3,310,781
Govern National Mtg Assn	10/16/2026	4,660,000	4,764,249
Fed Home Loan Mtg Corp	open-ended	5,297,319	5,430,636
Govern National Mtg Assn	open-ended	3,069,391	3,092,030
Fed Home Loan Bank	2/4/2010	3,500,000	3,631,804
Govern National Mtg Assn	5/16/2025	6,248,586	6,336,251
Bear Stearns Adjustable Rate	open-ended	5,898,800	3,480,480
Banc of America Funding Co	open-ended	7,500,000	3,579,055
Fed National Mtg Assn	9/25/2029	3,500,000	3,590,598

			45,672,284

		Par Value or
Identity of Issue	Maturity	Number of Units	Current Value
State Street, Contract #102040, 4.61% (wrapper contracts)			(140,113)
Santander Drive Auto Rec Tr	8/15/2012	4,700,000	4,436,133
Fed Home Loan Mtg Corp	open-ended	7,434,548	7,774,126
JP Morgan Mtg Trust	open-ended	5,300,000	3,182,604
Fed Home Loan Mtg Corp	open-ended	598,039	606,061
Wells Fargo Mortgage Backed Securities	open-ended	2,887,054	2,593,741
Fed National Mtg Assn	open-ended	3,689,864	3,795,688
Countrywide Home Loans	open-ended	785,152	630,246
Fed Home Loan Mtg Corp	open-ended	5,664,233	5,898,304
Wells Fargo Mortgage Backed Securities	open-ended	3,253,337	2,335,657
Fed National Mtg Assn	open-ended	1,795,007	1,811,184
Govern National Mtg Assn	open-ended	7,000,000	7,193,759
Caterpillar Financial Asset Trust	4/25/2014	1,250,000	1,211,492
CNH Equipment Trust	9/15/2011	4,900,000	4,765,602
Countrywide Home Loans	open-ended	2,715,232	1,771,997
Fed Home Loan Bank	9/16/2011	1,000,000	1,070,611

			48,937,092

UBS AG, Contract #2481, 5.04% (wrapper contracts)			(124,306)
Fed National Mtg Assn	open-ended	2,466,684	2,477,475
Bank of America Alt Ln Trust	open-ended	2,477,466	2,191,010
Residential Asset Sec Trust	open-ended	2,803,264	2,377,739
Specialty Underwriting & Res	open-ended	1,905,132	1,722,967
Govern National Mtg Assn	1/16/2025	5,631,000	5,716,631
Deutsche Mortgage Securities	open-ended	1,157,140	605,097
Govern National Mtg Assn	open-ended	1,529,814	1,544,644
Merrill Lynch	open-ended	2,314,479	2,203,160

			18,714,417

Bank of America, Contract #02-087, 3.71% (wrapper contracts)			(205,920)
CDC IXIS Asset Management, Contract #WR-1184-04, 4.28% (wrapper contracts)			(205,920)
JP Morgan, Contract #AB&W05, 4.22% (wrapper contracts)			(205,920)
Monumental/Aegon, Contract #MDA00462TR, 4.25% (wrapper contracts)			(205,920)
UBS AG, Contract #3096, 3.89% (wrapper contracts)			(205,920)
Short-term Reserves	open-ended	5,491,917	5,491,917
Countrywide Alternative Loan Trust	open-ended	3,617,198	2,696,829
BA Covered Bond	6/14/2012	2,700,000	2,787,743
Bank of America Funding Corp	open-ended	7,200,000	5,301,345
Bank of America Mortgage	open-ended	7,200,000	3,190,611
Bank of America Corp	12/23/2010	5,000,000	5,016,714
Countrywide Home Loans	open-ended	4,525,386	2,953,327
CNH Equipment Trust	9/15/2011	1,200,000	1,167,086
Caterpillar Finl Service Corp	12/7/2012	2,000,000	1,904,045
Chase Mortgage Finance Co	open-ended	4,000,000	1,821,693

		Par Value or
Identity of Issue	Maturity	Number of Units	Current Value
Daimler Chrysler Auto Trust	11/10/2014	2,800,000	2,472,325
Fed Home Loan Mtg Corp	open-ended	2,334,591	2,421,151
Fed Home Loan Mtg Corp	open-ended	6,343,659	6,582,904
Fed Home Loan Mtg Corp	open-ended	3,857,283	4,033,740
Fed Home Loan Mtg Corp	open-ended	4,809,913	5,061,628
Fed Farm Credit Bank	10/17/2012	3,500,000	3,815,656
Fed Home Loan Bank	2/18/2011	2,700,000	2,935,134
Fed Home Loan Bank	9/16/2011	2,700,000	2,890,650
Fed National Mtg Assn	11/25/2025	298,124	298,718
FHLMC Structured Pass Through Sec	9/27/2012	692,147	693,134
Fed National Mtg Assn	7/25/2022	4,702,006	4,794,847
Fed Home Loan Mtg Corp	8/15/2018	793,228	795,832
Fed Home Loan Mtg Corp	9/15/2026	2,815,549	2,817,999
Fed Home Loan Mtg Corp	5/15/2028	2,826,979	2,877,468
Fed Home Loan Mtg Corp	1/15/2023	3,399,335	3,459,163
Fed Home Loan Mtg Corp	12/15/2017	2,440,306	2,490,614
Fed Home Loan Mtg Corp	open-ended	1,893,340	1,928,115
Fed National Mtg Assn	9/25/2029	2,898,374	2,961,589
Fed National Mtg Assn	open-ended	7,195,792	7,288,330
Fed National Mtg Assn	open-ended	3,492,623	3,576,445
Fed National Mtg Assn	open-ended	1,027,824	1,031,695
Fed National Mtg Assn	open-ended	4,360,386	4,509,706
Fed National Mtg Assn	open-ended	7,840,615	8,031,793
Fed National Mtg Assn	open-ended	2,511,692	2,581,875
Fed National Mtg Assn	open-ended	1,817,177	1,875,822
Govern National Mtg Assn	open-ended	6,431,278	6,668,234
Govern National Mtg Assn	open-ended	2,912,674	3,019,989
Govern National Mtg Assn	open-ended	6,126,898	6,352,640
GMAC Mortgage Corp Loan Trust	open-ended	5,330,000	3,084,613
Govern National Mtg Assn	10/16/2025	5,966,788	6,112,365
Govern National Mtg Assn	8/16/2027	5,984,165	6,112,616
Govern National Mtg Assn	open-ended	7,100,000	7,260,100
Govern National Mtg Assn	5/16/2027	3,432,054	3,518,908
Govern National Mtg Assn	open-ended	5,700,000	5,936,191
Govern National Mtg Assn	open-ended	4,200,000	4,439,369
Govern National Mtg Assn	2/16/2023	5,698,508	5,782,675
Govern National Mtg Assn	open-ended	5,911,394	6,102,038
Govern National Mtg Assn	open-ended	3,020,067	3,058,884
Govern National Mtg Assn	open-ended	2,100,000	2,143,743
Govern National Mtg Assn	open-ended	6,300,000	6,438,516
Govern National Mtg Assn	open-ended	5,700,000	5,921,684
HSBC Finance Corp	6/1/2011	6,000,000	5,879,622
International Lease Finance Corp	9/1/2010	1,800,000	1,440,243
LB-UBS Commercial Mortgage Trust	6/15/2020	810,124	806,729
Morgan Stanley Mortgage Loan Trust	open-ended	2,048,177	1,634,556
Morgan Stanley Mortgage Loan Trust	open-ended	1,370,172	1,104,912
Residential Asset Securities Corp	open-ended	49,186	47,943
SBC Communications	3/15/2011	6,800,000	7,078,091
Tennessee Valley Authority	1/18/2011	6,500,000	7,107,963
USAA Auto Owner Trust	11/15/2013	1,600,000	1,419,504

		Par Value or
Identity of Issue	Maturity	Number of Units	Current Value
Vodafone Group PLC	2/27/2017	3,250,000	3,125,278
Wells Fargo Mortgage Backed Securities	open-ended	2,815,193	1,839,791
Wells Fargo Mortgage Backed Securities	open-ended	2,768,454	2,242,822
Wells Fargo Mortgage Backed Securities	open-ended	1,913,043	1,553,900
Wells Fargo Mortgage Backed Securities	open-ended	3,600,000	1,915,343

			232,677,305

Bank of America, Contract #02-050, 4.96% (wrapper contracts)			(211,101)
Monumental/Aegon, Contract #MDA00158TR, 4.17% (wrapper contracts)			(157,828)
Barclays		64,205,131	66,761,075

			66,392,146

Total synthetic investment contracts			566,187,435

Total wrapper contracts			2,586,045

GUARANTEED INVESTMENT CONTRACTS
ING, Contract #IUS0212, 4.51%	6/2/2009	7,858,437	7,890,767
John Hancock, Contract #GAC-16864, 4.68%	9/8/2009	3,166,663	3,205,173
New York Life, Contract #GA-34247-001, 4.29%	12/1/2009	5,093,505	5,169,818
New York Life, Contract #GA-34247-002, 4.46%	6/7/2010	5,097,166	5,180,819
Prudential Life, Contract #GA-62008-211, 4.43%	7/23/2010	4,715,680	4,789,657
United of Omaha, Contract #SDGA-12966-2, 4.19%	1/24/2011	5,792,021	5,894,342

Total guaranteed investment contracts			32,130,576

Other		31,808	31,808

Total investments			1,275,687,414

Participants’ loans receivable		16,260,129	16,260,129
(1,976 loans with interest rates range from 5.0% to 10.5% and maturity dates range from 1/1/2009- 9/9/2020)

Total assets			$1,291,947,543

*	Denotes a party-in-interest
See Report of Independent Registered Public Accounting Firm